Exhibit 1

EXECUTION VERSION

Settlement Agreement and Release of Claims

This settlement agreement (“Settlement”) is made and effective as of the last date upon which each of the parties signs the Settlement (“Effective Date”) and is by and between, on the one hand, B. Riley Principal Investments, LLC, a Delaware limited liability company (“BRPI”), and, on the other hand, James C. Heckman, Jr., an individual residing in the State of Washington (“Mr. Heckman”) and Heckman Maven Investment Fund, LP, a Delaware limited partnership (the “Fund” and, together with Mr. Heckman, the “Heckman Parties”). The term “Parties” as used herein shall refer collectively to BRPI and the Heckman Parties, and the term “Party” shall refer to any one of them.

Recitals

WHEREAS, on or about February 27, 2020, Mr. Heckman executed that certain Secured Promissory Note (the “Note”) in favor of BRF Finance Co., LLC (“BRF” and, collectively with BRPI, as assignee “Holder”) in exchange for a loan in the principal amount of Two Million and Eight Hundred Thousand Dollars ($2,800,000.00);

WHEREAS, the Note is secured by (a) that certain Pledge Agreement, dated as of February 27, 2020, made by Mr. Heckman in favor of Holder (the “Borrower Pledge Agreement”) and (b) that certain Guaranty and Pledge Agreement, dated as of February 27, 2020, made by the Fund in favor of Holder (as each of the same have been and may be amended, restated, supplement or otherwise modified from time to time, the “Fund Pledge Agreement” and, together with the Borrower Pledge Agreement, the “Pledge Agreements”);

WHEREAS, the Fund Pledge Agreement provides that to induce Holder to loan money to Mr. Heckman, the Fund unconditionally and absolutely guaranteed the prompt payment and performance of all of Mr. Heckman’s obligations under the Note;

WHEREAS, Mr. Heckman’s obligations to Holder are secured by certain collateral as set forth in the Borrower Pledge Agreement and the Fund Pledge Agreement;

WHEREAS, pursuant to the Borrower Pledge Agreement, Mr. Heckman granted to Holder a first priority security interest in a portion of Mr. Heckman’s equity interest in TheMaven, Inc. (the “Company”), including certain shares of common stock (the “Common Stock”);

WHEREAS, pursuant to the Fund Pledge Agreement, the Fund granted to Holder a first priority security interest in certain of the Fund’s shares of Series H Preferred Stock in the Company (the “Preferred Stock” and, together with the Common Stock, the “Pledged Collateral”);

WHEREAS, on or about March 17, 2020, the Fund, American Stock Transfer & Trust Company, LLC (“AST”), the Company, and Holder entered into that certain Letter Agreement (the “AST Fund Control Agreement”), whereby AST, as transfer agent for the Preferred Stock, among other things, acknowledged the security interest in the Preferred Stock that the Fund granted to Holder and agreed to comply with any instructions from Holder or its nominee with respect to the Preferred Stock upon the occurrence and during the continuance of an Event of Default;

EXECUTION VERSION

WHEREAS, on or about July 17, 2020, as further evidence of its first priority, perfected security interest in the Preferred Stock, Holder filed a financing statement under the Uniform Commercial Code (the “UCC”), which financing statement was amended on or about June 30, 2021 (such amended filing, the “Preferred Stock UCC Filing”);

WHEREAS, on or about July 21, 2020, Holder filed a financing statement under the UCC and perfected its interest as a first priority, secured party in the Common Stock, which financing statement was amended on or about July 1, 2021 (such amended filing, the “Common Stock UCC Filing” and, together with the Preferred Stock UCC Filing, the “UCC Filings”). A summary of the UCC Filings is attached hereto as Schedule 1;

WHEREAS, the Note obligates Mr. Heckman to pay Holder on February 27, 2021 (the “Maturity Date”) (i) the entire outstanding principal and (ii) all outstanding interest as computed under the Note (collectively, the “Obligations”);

WHEREAS, Mr. Heckman failed to repay the Obligations on or before the Maturity Date;

WHEREAS, the Heckman Parties were obligated to complete and sign various documents to evidence the maintenance and perfection of Holder’s security interests in the Pledged Collateral;

WHEREAS, on or about February 12, 2021, Holder issued to the Heckman Parties that certain Notice of Event of Default; Reservation of Rights asserting the existence of an Event of Default under, among other documents, the Note and the Pledge Agreements;

WHEREAS, on or about June 22, 2021, BRF assigned the Obligations and its rights under the Note, Pledge Agreements and any other Loan Documents to BRPI;

WHEREAS, on or about July 7, 2021, Mr. Heckman pledged a first priority security interest in 239 shares of Preferred Stock to Holder as additional security for the Obligations pursuant to that certain Amendment No. 1 to the Borrower Pledge Agreement;

WHEREAS, on or about July 7, 2021, Mr. Heckman, AST, the Company, and Holder entered into that certain Letter Agreement (the “AST Borrower Control Agreement”), whereby AST, as transfer agent for the Preferred Stock, among other things, acknowledged the security interest in the Preferred Stock that Mr. Heckman granted to Holder and agreed to comply with any instructions from Holder or its nominee with respect to the Preferred Stock upon the occurrence and during the continuance of an Event of Default;

WHEREAS, Holder is entitled to charge interest at the Default Rate (as defined in the Note) upon (i) failure to repay the Obligations on or before the Maturity Date and/or (ii) the occurrence of an Event of Default (as defined in the Note). For the avoidance of doubt, the Obligations include interest that has accrued and continues to accrue at the Default Rate; and

WHEREAS, the Parties wish to avoid the time, inconvenience, and expense of litigation by settling all disputes between them related to or arising under the Note and the Pledge Agreements, and have voluntarily entered into this Settlement for that purpose.

EXECUTION VERSION

NOW THEREFORE, in exchange for the terms and conditions set forth, and all other consideration described herein, the receipt and sufficiency of which is hereby acknowledged, and without admission of liability, and in full satisfaction of all claims, the Parties agree as follows:

Settlement

1. Incorporation of Recitals. The recital paragraphs set forth above are incorporated herein by reference.

2. Settlement Consideration. In full and final satisfaction of the Obligations, the Heckman Parties agree that Heckman Parties will not oppose and do hereby authorize BRPI or its affiliate, as applicable, to

i.	complete and execute, for the benefit of BRPI or its nominee, the stock powers and certificates executed in blank in connection with the closing of the Note evidencing the conveyance to BRPI or its nominee of 4,094,708 shares of Common Stock;

ii.	complete and execute, for the benefit of BRPI or its nominee, the applicable transfer agreements evidencing the transfer of 110 shares of Preferred Stock (such 4,094,708 shares of Common Stock and 110 shares of Preferred Stock being referred to herein as the “Settlement Shares”), and instruct AST to reflect such transfer on its books and records;

iii.	upon confirmation by BRPI that the Settlement Shares have been transferred to BRPI or its affiliate in accordance with the terms of this Section 2, terminate those UCC filings listed on Schedule 1 hereto, and any other financing statements of BRPI on the Pledged Assets, and terminate the AST Borrower Control Agreement and all agreements related thereto;

iv.	upon confirmation by BRPI that the Settlement Shares have been transferred to BRPI or its affiliate in accordance with the terms of this Section 2, instruct AST to release the Preferred Stock, other than the Settlement Shares, to the Heckman Parties; and

v.	consider for all federal, state, and local tax purposes the contemplated transaction as a sale of the Heckman Shares to BRPI in the full repayment of Settlement Shares by the Heckman Parties to BRPI.

3. Further Assurances. From time to time after the execution of this Settlement, and for no further consideration, one or both of the Heckman Parties, at the request of BRPI or its nominee, shall reasonably promptly execute, acknowledge, and deliver such assignments, transfers, consents, and other documents and instruments and take such other actions as may be necessary or desirable to consummate and make effective the transactions contemplated by this Settlement. BRPI shall use commercially reasonable best efforts to complete transfer of the Settlement Shares to BRPI, or its affiliate, in accordance with the terms of Section 2 hereof and effectuate the transaction contemplated by this Agreement. The parties shall cooperate in good faith to implement and effectuate the transactions contemplated by this Settlement, including, without limitation, in the case of BRPI, BRPI seeking all such approvals, consents, and legal authorization, if any, at its costs, then required to effectuate the transfer of the Settlement Shares.

EXECUTION VERSION

4. Mutual Releases.

a.	Upon confirmation by BRPI that the Settlement Shares have been transferred to BRPI or its affiliate in accordance with the terms of Section 2 hereof, in consideration for BRPI’s discharge of the Obligations and for othergood and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Heckman Parties, and each of their respective members, shareholders, directors, officers, agents, employees, representatives, attorneys, affiliates, partners, beneficiaries, third-party beneficiaries, heirs, executors, administrators, trustees, insureds, insurers, reinsurers, predecessors, successors, assigns, parents, subsidiaries, and all other related persons or entities (collectively, the “Heckman Release Parties”), hereby compromise, settle, fully release, and forever discharge BRPI, along with each of its respective members, managers, shareholders, directors, officers, agents, employees, representatives, attorneys, affiliates, partners, beneficiaries, third-party beneficiaries, heirs, executors, administrators, trustees, insureds, insurers, reinsurers, predecessors, successors, assigns, parents, subsidiaries, and all other related persons or entities (collectively, the “BRPI Release Parties”) of and from any and all claims, debts, demands, actions, causes of action, suits, judgments, controversies, liabilities, rights, set-offs, adjustments, obligations, proofs of claim, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, conversions, agreements, promises, damages, arbitrations, mediations, premiums, letters of credit, duties, errors, omissions, orders, liens, losses, costs, expenses, interest, executions of whatever nature and howsoever arising, whether actual or contingent, whether suspected or unsuspected, whether past, present or future, whether reported or unreported, whether known or unknown, and whether grounded in law or equity, contract or tort, directly or indirectly (collectively, the “Claims”), solely to the extent such Claims arise from or relate to the Note, the Pledge Agreements, or the actions giving rise to this Settlement; provided, however, that the Heckman Release Parties’ release of Claims against the BRPI Release Parties shall not extend to the BRPI Release Parties’ obligations, if any, to perform under this Settlement.

b.	Upon confirmation by BRPI that the Settlement Shares has been transferred to BRPI or its affiliate in accordance with the terms of Section 2 hereof, in exchange for the Settlement Shares, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the BRPI Release Parties hereby compromises, settles, fully releases, and forever discharges each of the Heckman Release Parties of and from any and all Claims, solely to the extent such Claims arise from or relate to the Note, the Pledge Agreements, or the actions giving rise to this Settlement; provided, however, that the BRPI Release Parties’ release of Claims against the Heckman Release Parties shall not extend to the Heckman Release Parties’ obligations to perform under this Settlement.

EXECUTION VERSION

5. Representations and Warranties.

a.	Representations and Warranties of the Heckman Parties. Each of the Heckman Parties hereby represents and warrants to BRPI as follows:

i.	Power and Authority to Transfer. Mr. Heckman is the sole record and beneficial owner of the Settlement Shares. Each of the Heckman Parties has the full right, power, and authority to enter into this Settlement. Mr. Heckman has the full right, power, and authority to assign, transfer, and deliver all right, title, and interest to the Settlement Shares free and clear of all liens or encumbrances to BRPI. All action on the part of the Heckman Parties necessary for the authorization, execution, delivery, and performance of this Settlement, the transfer of the Settlement Shares, and the performance of all of the Heckman Parties’ obligations hereunder has been taken. This Settlement, when executed and delivered by the Heckman Parties, shall constitute a valid and binding obligation of each of the Heckman Parties.

ii.	Compliance with Other Instruments; Transfer. The execution, delivery, and performance under, and compliance by, the Heckman Parties with all of the terms and transactions set forth under this Settlement, including, without limitation, the transfer of the Settlement Shares, do not and will not result in a violation of or be in conflict with, or constitute a default under, any instrument, judgment, order, writ, decree or contract to which either one or both of the Heckman Parties is a party or by which either one or both of the Heckman Parties is bound, or, to the knowledge of either of the Heckman Parties, of any provision of any federal or state statute, rule or regulation which is, to either of the Heckman Parties’ knowledge applicable to the Heckman Parties.

b.	Mutual Representations and Warranties. Each of the Parties represents and warrants that it has neither assigned nor otherwise transferred to any other unaffiliated person or entity, any interest whatsoever in any Claim, if any, that it may have or claimed to have had against any other Party. The Parties acknowledge and agree that this Settlement shall inure to the benefit of and may be enforced by the Parties and any successors.

c.	No Other Representations and Warranties. Except for the representations and warranties contained in this Section 5, no Party nor any other person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of such Party or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to any Party and any Party’s representatives or as to the future revenue, profitability, or success of the Company, or any representation or warranty arising from statute or otherwise in law. Each Party may also possess material, nonpublic information that has not been disclosed. Each Party has made its decision to enter into this Settlement based on its own knowledge and independent investigation of the Company, without regard to anything any Party or any other person has said or not said and each Party has relied only on the specific representations contained in this Settlement, and each Party expressly disclaims reliance on representations not explicitly contained herein.

EXECUTION VERSION

6. Confidentiality. The Parties agree that they shall treat the terms and conditions of this Settlement as confidential, and the Parties shall not disclose them to any other person, except as necessary to their respective attorneys, insurers, accountants, tax preparers, auditors, or other administrative agency upon lawfully issued subpoena, or as otherwise required by valid order of court or regulatory authority.

7. Denial of Any Liability / Agreement Not Evidence. This Settlement is inadmissible for any purpose whatsoever except in an action to enforce its terms and all Parties deny any obligations and liabilities.

8. Complete Agreement. This instrument constitutes and contains the entire Agreement and understanding between the Parties. Furthermore, this instrument supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, between the Parties. This is an integrated document. Any amendments must be in writing and executed by both Parties.

9. Severability of Invalid Provisions. If any provision of this Settlement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Settlement which can be given effect without the invalid provisions or applications, and to this end the provisions of this Settlement are declared to be severable.

10. Choice of Law / Venue. This Settlement shall be deemed to have been executed and delivered within the State of New York, and the rights and obligations of the parties shall be construed and enforced in accordance with, and governed by, the laws of the State of New York without regard to principles of conflict of laws. The Parties agree that any judicial proceeding related to this Settlement shall be brought solely in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York.

11. Counterparts. This Settlement may be executed in any number of counterparts, each of which will be deemed an original, and all of which taken together will be considered one and the same agreement.

12. Waiver of Breach / Effect. No waiver of any breach of any term or provision of this Settlement shall be construed to be, nor shall be, a waiver of any other breach of this Settlement. No waiver shall be binding unless in writing and signed by the Party waiving the breach.

13. Headings Not Binding. The use of headings in this Settlement is only for ease of reference, and the headings have no effect and are not to be considered part or a term of this Settlement.

14. Voluntary Execution. The Parties expressly represent and warrant that each has carefully read and fully understands all the provisions of this Settlement and, after review of this Settlement, freely and voluntarily enters into this Settlement.

15. Authority. All Parties have the full power and authority to execute this Settlement.

16. Termination. The obligations of the Parties under this Settlement shall terminate automatically if the Settlement is not fully executed on or before August 31, 2021.

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EXECUTION VERSION

IN WITNESS HEREOF, the Parties have caused this Settlement to be duly executed and delivered as of the last date executed below:

B. Riley Principal Investments, LLC

By:	/s/ Daniel Shribman	Date: 8/27/2021
Name: Daniel Shribman
Title: President

James C. Heckman, Jr.

By:	/s/ James C. Heckman, Jr.	Date: 8/27/2021
James C. Heckman, Jr.

Heckman Maven Investment Fund, LP

By:	/s/ James C. Heckman, Jr.	Date: 8/27/2021
James C. Heckman, Jr.
General Partner

EXECUTION VERSION

Schedule 1

UCC Filings

1.	UCC-1 filed July 21, 2020 with the Washington Secretary of State, with James Charles Heckman Jr. as Debtor and BRF Finance Co., LLC as Secured Party, file number 2020-205-6131-2, as assigned by UCC-3 filed July 1, 2021, with B. Riley Principal Investments, LLC as the new Secured Party, file number 2021-182-8138-2.

2.	UCC-1 filed July 17, 2020 with the Delaware Department of State, with Heckman Maven Investment Fund, LP as Debtor and BRF Finance Co., LLC as Secured Party file number 2020 4932937, as assigned by UCC-3 filed June 30, 2021, with B. Riley Investments, LLC as the new Secured Party, file number 2021 5108908.